EXHIBIT 99.2
August 3, 2005
CONVERSION AGENT AGREEMENT
The Bank of New York
101 Barclay Street, Floor 8W
New York, New York 10286
Attention: Corporate Trust Division — Corporate Finance Unit
Ladies and Gentlemen:
     Sierra Pacific Resources, a Nevada corporation (the “Company”), is offering to pay a cash premium upon the conversion of any and all of its $300,000,000 principal amount outstanding 7 1/4% Convertible Notes due 2010 outstanding (the “Notes”). The consideration offered for Notes converted pursuant to the Offer (as defined below) shall be an amount, payable in cash, equal to $180 per $1,000 principal amount of Notes validly surrendered for conversion plus an amount equivalent to interest accrued on the Notes from and after the last interest payment date prior to the Expiration Date, which interest payment date shall be August 14, 2005, up to and including the Settlement Date (the “Conversion Consideration”). Holders that validly surrender their Notes for conversion will receive the Conversion Consideration in addition to the shares of Common Stock issuable upon conversion pursuant to the conversion terms of the Notes and upon the terms and subject to the conditions set forth in the Conversion Offer Prospectus dated August 3, 2005, as the same may be amended from time to time, and the related Letter of Transmittal, which together, as they may be supplemented or amended from time to time, constitute the “Offer”.
     The Company hereby appoints The Bank of New York to act as Conversion Agent (the “Conversion Agent”) in connection with the Offer. References hereinafter to “you” and “your” shall refer to the Conversion Agent.
     The Offer was commenced by the Company on August 3, 2005. The Letter of Transmittal accompanying the Conversion Offer Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (the “Book-Entry Transfer Facility”)) is to be used by the holders of the Notes to accept the Offer and contains instructions with respect to the delivery of certificates for Notes surrendered for Conversion in connection therewith. Anything contained herein or in the Conversion Offer Prospectus or Letter of Transmittal to the contrary notwithstanding, the Conversion Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Conversion Offer shall be satisfied for all purposes hereof by inspection of the electronic message (the “Agent’s Message,” as defined in the Conversion Offer Prospectus) transmitted to the Conversion Agent by the Book-Entry Transfer Facility, in accordance with ATOP, and by otherwise observing and complying with all procedures established by the Book-Entry Transfer Facility in connection with ATOP, to the extent that ATOP is utilized by the Offer participants.
     The Offer shall expire at 5:00 pm, New York City time, on Wednesday, August 31, 2005 (the “Initial Expiration Date”), or on such subsequent date or time to which the Company may extend the Offer. Pursuant to and in accordance with the terms of the Conversion Offer Prospectus, the Company expressly reserves the right to extend the Offer from time to time and may extend the Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date. The later of the Initial Expiration Date and the latest time and date to which the Offer may be so extended is hereinafter referred to as the “Expiration Date”.
     In carrying out your duties as Conversion Agent, you are to act in accordance with the following instructions:
     1. You will perform such duties and only such duties as are specifically set forth in the section of the Conversion Offer Prospectus captioned “Terms of the Offer,” and the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.
     2. You will establish a book-entry account with respect to the Notes at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of the Conversion Offer Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Notes by causing the Book-Entry Transfer Facility to transfer such Notes into such account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer; and you may effect withdrawals of Notes by book-entry movement out of such account. The account shall be maintained until all Notes surrendered for conversion pursuant to the Offer shall have been either accepted for payment or returned.
     3. You are to examine each Letter of Transmittal and certificate for Notes, or Agent’s Message and confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, as applicable, and any other documents delivered or mailed to you by or for holders of Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Notes have otherwise been properly surrendered for conversion. The determination of all questions as to validity, form, eligibility, acceptance and withdrawal with respect to Notes surrendered for conversion shall be made by the Company upon consultation thereof. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.
     4. With the approval of the President, Chief Financial Officer, any Senior or Executive Vice President, any Vice President, Controller, Treasurer, Assistant Treasurer or the Acting Corporate Secretary of the Company (each, an “Authorized Officer”) (such approval, if given orally, to be promptly confirmed in writing), or any other party designated in writing by any such officer, you are authorized to waive any defects, irregularities or conditions of surrender or withdrawal in connection with any surrender of Notes for conversion or withdrawal thereof pursuant to the Offer.
     5. Notes may be surrendered for conversion only as set forth in the section of the Conversion Offer Prospectus captioned “Terms of the Offer—Procedure for Surrendering Notes” shall be considered properly surrendered to you only when surrendered in accordance with the procedures set forth therein.
     Notwithstanding the provisions of this Section 5, Notes which any Authorized Officer shall approve as having been properly surrendered for conversion shall be considered to be properly surrendered (such approval, if given orally, shall be promptly confirmed in writing).
     6. You shall advise the Company with respect to any Notes received subsequent to the Expiration Date and accept any instructions of the Company with respect to disposition of such Notes.
     7. You shall accept Notes surrendered for conversion:
          (a) in cases where the Notes are registered in two or more names only if signed by all named holders;
          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and
          (c) from persons other than the registered holder of Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

     You shall accept partial surrenders of Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Notes to the registrar for split-up and return any Notes not surrendered to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Offer.
     8. Upon satisfaction or waiver of all of the conditions to the Offer, the Company will accept Notes duly surrendered for conversion on the terms and subject to the conditions set forth in the Conversion Offer Prospectus and the Letter of Transmittal. As soon as practicable after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of said Notes by the Company and receipt by you of the funds referred to below, you will (i) pay any cost adjustment for fractional shares for Notes duly surrendered and converted pursuant to the Offer by check on behalf of the Company; (ii) cause the amounts necessary for payment of the Conversion Consideration to the participants entitled to payment of the Conversion Consideration to be wire transferred to the Book-Entry Transfer Facility for distribution by the Book-Entry Transfer Facility to such participants in accordance with the ordinary procedures established by the Book-Entry Transfer Facility for making such payments and (iii) instruct the Company’s stock transfer agent to cause the Book-Entry Transfer Facility to deliver the Common Stock issuable upon conversion to the participants by book-entry transfer or otherwise, all at the rates set forth in the Conversion Offer Prospectus; provided, however, that in all cases, payment of the Conversion Consideration, any cost adjustment for fractional shares and issuances of Common Stock for Notes surrendered pursuant to the Offer will be made only after timely receipt by you of certificates for such Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof or an Agent’s Message) with any required signature guarantees and any other required documents.
     Immediately available funds will be deposited with you on the day payments are mailed or delivered by you. After such deposit, you shall promptly present certificates for said Notes together with any other documents reasonably requested by the Company, including a statement by you indicating the number of Notes validly surrendered for conversion, all in accordance with written instructions from the Company and thereafter deliver the newly-issued certificates for said Notes to the Holder.
     9. Notes surrendered for conversion pursuant to the Conversion Offer are irrevocable, subject, however, to the terms and conditions set forth in the Conversion Offer Prospectus and the Letter of Transmittal. Notes surrendered for conversion pursuant to the Offer may be withdrawn at any time prior to the Expiration Date under the circumstances set forth in the Conversion Offer Prospectus and the Letter of Transmittal.

     10. The Company shall not be required to accept Notes surrendered for conversion or pay the related Conversion Consideration if any of the conditions set forth in the Conversion Offer Prospectus or the Letter of Transmittal are not met. Notice of any decision by the Company not to accept for conversion or pay the Conversion Consideration in respect of any Notes surrendered for conversion shall be given (such notice, if given orally, to be promptly confirmed in writing) by the Company to you.
     11. If, pursuant to the Offer, the Company does not accept Notes for conversion for all or part of the Notes surrendered for conversion, you shall as soon as practicable after the expiration or termination of the Offer return those certificates for Notes not accepted (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or to such other person named in the Letter of Transmittal).
     12. All certificates for unconverted Notes, all certificates for Common Stock issued upon conversion, all checks for Conversion Consideration and any cost adjustment for fractional shares shall be forwarded by first-class mail.
     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit surrenders of Notes.
     14. As Conversion Agent hereunder you:
          (a) shall not be liable for any act, omission to act or sufferance to exist, unless the same constitutes your own gross negligence or willful misconduct, and in no event shall you be liable to a security holder, the Company or any third party for any special, punitive, indirect or consequential loss or damages of any kind whatsoever, or lost profits, arising in connection with this Agreement even if you have been advised of the likelihood of such loss or damage and regardless of the form of action;
          (b) shall have no duties or obligations other than those expressly set forth herein (either by specific description or by reference to the Conversion Offer Prospectus) or as may be subsequently agreed to in writing between you and the Company and no implied duties or obligations shall be read into this Agreement against you. No provision in this Agreement shall require you to expend or risk your own funds or otherwise incur financial liability in the performance of any of your duties, or in the exercise of your rights and powers hereunder;
          (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Book-Entry Confirmations, or the Notes represented thereby, deposited with or transferred to you pursuant to the Offer, and will not be required to make any, and will be regarded as making no, representation as to the validity, value or genuineness of the Offer;
          (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;
          (e) may conclusively rely on and shall be fully protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;
          (f) may act upon any surrender of Notes, statement, request, Book-Entry Confirmation, Agent’s Message, document, agreement, certificate or other instrument whatsoever, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;
          (g) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any officer of the Company referred to in Section 5 above;
          (h) may perform any of your duties hereunder either directly or through agents or attorneys and you shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder;
          (i) shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Offer, including without limitation obligations under applicable securities laws;
          (j) shall not be liable for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from the Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication;
          (k) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities as Conversion Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in reliance thereon;

          (l) shall not advise any person surrendering Notes for conversion pursuant to the Offer as to the wisdom of making such surrender or as to the market value or decline or appreciation in market value of any Note;
          (m) shall not be liable for any action taken, suffered or omitted by you in good faith and believed by you to be authorized or within the discretion or rights or powers conferred upon you by this Agreement; and
          (n) shall not be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond your reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, terrorist acts, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents, labor disputes, and acts of civil or military authority or governmental actions, it being understood that you shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     15. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Conversion Offer Prospectus and Letter of Transmittal, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Offer and not the merits of the Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Offer shall be directed by you to the Company, Attention: William D. Rogers, Corporate Treasurer.
     16. You shall advise by email Michael Yackira, Corporate Executive Vice President and Chief Financial Officer of the Company (at the email address myackira@nevp.com) and William D. Rogers, Corporate Treasurer of the Company (at the email address wrogers@nevp.com), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date, if requested) up to and including the Expiration Date, as to the amount of Notes which have been surrendered for conversion pursuant to the Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral or written request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving Notes surrendered for conversion, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Offer. A final list of the aggregate amount of Notes surrendered for conversion and the aggregate amount of Notes accepted for conversion, and deliver said list to the Company.
     17. Letters of Transmittal shall be stamped by you as to the date, and, after the Expiration Date, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the conversion of Notes. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your normal practices.
     18. For services rendered as Conversion Agent hereunder, you shall be entitled to such compensation and reimbursement of out-of-pocket expenses (including the reasonable fees and expenses of your counsel) as has been separately agreed upon in writing by you and the Company. The provisions of this Section shall survive the termination of this Agreement and your resignation or removal for any reason.
     19. You hereby acknowledge receipt of the Conversion Offer Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Conversion Offer Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Conversion Agent (all of which shall be governed and controlled by the provisions of this Agreement).
     20. The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys’ fees and expenses, incurred without gross negligence on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed in good faith by you to be valid, genuine and sufficient and in accepting any Notes surrendered for conversion or effecting any conversion of Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any Notes surrendered for conversion or effect any conversion of Notes. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith, provided that the failure to make such notification shall not affect your right to receive indemnity hereunder except to the extent that the Company has been prejudiced in any material respect by such failure. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as (i) the Company shall retain counsel reasonably satisfactory to you to defend such suit and (ii) you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.
     21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., Form 1099s, etc.). The Company understands that you are required to deduct 30% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds so deducted will be turned over to the Internal Revenue Service.
     22. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute).
     23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.
     24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     25. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of each of the parties This Agreement may not be modified orally.
     26. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including by telecopy if receipt thereof is confirmed) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:
          If to the Company:
Sierra Pacific Resources
6100 Neil Road
Reno, NV 89520-0400
Telephone: [(775) 834-5643]
Facsimile: [(775) 834-5402]
Attention: William D. Rogers, Corporate Treasurer

          If to the Conversion Agent:
The Bank of New York
101 Barclay Street, Floor 8W
New York, New York 10286
Telephone: (212) 815-5845
Facsimile: (212) 815-5707
Attention: Corporate Trust Division — Corporate Finance Unit
     27. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18, 20 and 22 shall survive the termination of this Agreement. Except as otherwise set forth herein, upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Conversion Agent under this Agreement.
     28. This Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the parties hereto and their successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party. Any entity into which the Conversion Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Conversion Agent shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Conversion Agent, shall be the successor of the Conversion Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto. This Agreement shall become effective as of the date hereof.
     29. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
[Signature page follows]

          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

SIERRA PACIFIC RESOURCES
By:	/s/ Michael W. Yackira
Michael W. Yackira
Corporate Executive Vice President and Chief Financial Officer

Accepted as of the date first above written:

THE BANK OF NEW YORK, as Conversion Agent

By:	/s/ Stacey B. Poindexter

Stacey B. Poindexter Assistant Vice President